EXHIBIT N




                 FORM OF ASSIGNMENT AGREEMENT


     This Assignment Agreement (this "Assignment Agreement") between __________________________________________________________
(the "Assignor") and ________________________________________ (the
"Assignee") is dated as of _____________, 1994. The parties hereto agree as follows:

     1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement, dated as of ____________, 1994 (which, as it may be amended, modified, renewed or extended from time to time, is herein called the "Credit Agreement"), among Health Care REIT, Inc., (the "Borrower"), certain banks listed on the signature pages thereof (collectively, the "Banks"), and National City Bank, as agent for the Banks (the "Agent"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement. The Assignor desires to assign to the Assignee, and the Assignee desires to assume from the Assignor, an undivided interest (the "Purchased Percentage") in the Revolving Credit Commitment of the Assignor such that after giving effect to the assignment and assumption hereinafter provided, the Revolving Credit Commitment of the Assignee shall equal ________________________ Dollars ($___________) [not less than
$10,000,000] and its percentage of the aggregate amount of the Revolving Credit Commitments shall equal ________________________ percent (____%).

     2. ASSIGNMENT. For and in consideration of the assumption of obligations by the Assignee set forth in Section 3 hereof and the other consideration set forth herein, and effective as of the Effective Date (as hereinafter defined), the Assignor does hereby sell, assign, transfer and convey all of its right, title and interest in and to the Purchased Percentage of (i) the Revolving Credit Commitment of the Assignor (as in effect on the Effective
Date), (ii) any Revolving Credit Loan made by the Assignor which is outstanding on the Effective Date, (iii) any Note delivered to the Assignor pursuant to the Credit Agreement, and (iv) the Credit Agreement and the other Related Writings. Pursuant to Section 8.01(d) of the Credit Agreement, on and after the Effective Date the Assignee shall have the same rights, benefits and obligations as the Assignor had under the Credit Agreement and the Related Writings with respect to the Purchased Percentage of the Related Writings, all determined as if the Assignee were a "Bank" under the Credit Agreement with ____________________ Dollars ($_____________) [not less than $10,000,000] equaling _____________
percent (_____%) of the aggregate amount of the Revolving Credit Commitments. The Effective Date (the "Effective Date") shall be two Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Attachment I hereto and any consents substantially in the form of Attachment II hereto required to be delivered to the Agent, together with a fee of $2,500, in accordance with Section 8.01(a) and (b) of the Credit Agreement have been delivered to the Agent; provided, however, that, in the event that the Borrower shall appropriately deliver a Credit Request or a Rate Conversion/Continuation Request prior to the time at which all of conditions to the effectiveness of this Assignment shall have been met, the Effective Date shall be the Business Day immediately following the day upon w